Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--February 24, 2011--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $1.7 million ($.12 diluted EPS) on revenue of $43.0 million for its fourth quarter ended December 31, 2010, compared to net income of $4.6 million ($.32 diluted EPS) on revenue of $70.8 million for the fourth quarter ended December 31, 2009. Net income for the twelve months ended December 31, 2010 was $13.1 million ($.90 diluted EPS) on revenue of $248.3 million, compared to the net income of $20.8 million ($1.44 diluted EPS) on revenue of $311.5 million for the twelve months ended December 31, 2009.

The company had a revenue backlog of $486.1 million and a labor backlog of approximately 3.8 million man-hours remaining to work, which consists of work remaining at December 31, 2010 and commitments received through February 24, 2011. Our backlog as of December 31, 2010 includes amounts associated with a contract for the fabrication and integration of the topsides on a deepwater Gulf of Mexico project we received and announced on November 23, 2010.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	December 31,	December 31,
	2010	2009
Cash, cash equivalents and short-term investments	$88,072	$8,751
Total current assets	130,622	112,874
Property, plant and equipment, at cost,net	197,652	200,459
Total assets	334,856	332,175
Total current liabilities	18,511	32,373
Debt	0	0
Shareholders' equity	287,192	273,801
Total liabilities and shareholders' equity	334,856	332,175

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, February 25, 2011 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended December 31, 2010. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.215.7027. A digital rebroadcast of the call is available two hours after the call and ending March 4, 2011 by dialing 1.888.203.1112, replay passcode: 6749349.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs”, “FPSOs”, “MinDOCs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue	$43,004	$70,766	$248,286	$311,529
Cost of revenue	40,841	62,616	225,015	272,064
Gross profit	2,163	8,150	23,271	39,465
General and administrative expenses	1,863	2,010	7,947	8,257
Operating income	300	6,140	15,324	31,208

Other income (expense):
Interest expense	(19)	(19)	(76)	(77)
Interest income	2,734	962	5,097	1,063
Other	(40)	(59)	1,014	(55)
	2,675	884	6,035	931

Income before income taxes	2,975	7,024	21,359	32,139

Income taxes	1,281	2,419	8,266	11,335

Net income	$1,694	$4,605	$13,093	$20,804

Per share data:
Basic earnings per share - common shareholders	$0.12	$0.32	$0.90	$1.44
Diluted earnings per share - common shareholders	$0.12	$0.32	$0.90	$1.44

Weighted-average shares	14,325	14,297	14,318	14,294
Effect of dilutive securities: employee stock options	25	12	11	1
Adjusted weighted-average shares	14,350	14,309	14,329	14,295

Depreciation and amortization included in expense above	$4,870	$4,748	$19,282	$18,512

Cash dividend declared per common share	$0.01	$0.01	$0.04	$0.13

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100